May
                              25th
                              1 9 9 5





                                                      460,070-999
                                                    NB1-222918.V1

KIT Manufacturing Company
530 East Wardlow Road
Long Beach, California  90801

          Re:  Registration on Form S-8 of KIT Manufacturing
               Company (the "Company")

Ladies and Gentlemen:

          You have advised us that you propose to file a Registration Statement on Form S-8 with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares (the "Shares") of Common Stock, without par value of the Company (the "Common Stock"), to be issued pursuant to the KIT Manufacturing Company 1994 Stock Option Plan (the "Plan"). At your request, we have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate Committee action under the Plan, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,


                              /s/ O'MELVENY & MYERS


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